Exhibit 99

USANA Health Sciences Announces Record First Quarter 2012 Financial Results and Raises 2012 Financial Outlook

  First quarter net sales increase by 7.4% to $154.1 million
  Earnings per share increase by 28.6% to $0.90 for the quarter
  Company raises 2012 financial outlook

SALT LAKE CITY--(BUSINESS WIRE)--April 24, 2012--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal first quarter ended March 31, 2012.

Financial Performance

Net sales for the first quarter of 2012 increased by 7.4% to $154.1 million, compared with $143.6 million in the prior-year period. The growth in net sales was driven by the Company’s Asia Pacific region and was partially offset by a modest decline in the North America region.

Net earnings for the first quarter increased to $13.8 million, or 21.2%, compared with the prior-year period. This increase was due primarily to higher net sales and lower relative Associate incentive expense. Earnings per share for the quarter increased 28.6% to $0.90, compared with $0.70 in the first quarter of the prior year. The improvement in earnings per share resulted from higher net earnings and a lower number of diluted shares outstanding due to the Company’s share repurchases in 2011.

“Our business started the year off very strong and generated top-and-bottom-line results that exceeded our expectations,” said Mr. Dave Wentz, Chief Executive Officer. “A temporary surge in sales ahead of price increases in several Asia Pacific markets during the quarter contributed meaningfully to our record results. During the quarter, our management team continued to advance our strategic initiatives, specifically: growing our Greater China region; executing our growth strategy in North America; and driving new market expansion.”

Regional Results

Net sales in the Asia Pacific region increased by 14.3% to $95.5 million, compared with $83.5 million for the first quarter of the prior year. This improvement was due to strong sales growth in the Philippines, South Korea, and Greater China. Results in Greater China and Southeast Asia/Pacific were aided by a larger-than-anticipated surge in sales ahead of price increases. The number of active Associates in the Asia Pacific region increased by 9.2%, primarily due to significant growth in the number of active Associates in the Philippines.

“We were pleased with the growth in our Asia Pacific region, which now consists of 11 markets,” continued Mr. Wentz. “We commenced operations in Thailand during the quarter, and expect momentum to grow in this market as we prepare to hold a grand opening event in June. Additionally, we continued to execute our strategy in China during the quarter by educating our Associates on our product offerings and compensation plan in China.”

During the first quarter of 2012, net sales in the North America region decreased 2.3% to $58.6 million, compared with the first quarter of the prior year. The number of Active Associates in North America declined by 7.2%, compared with the first quarter of 2011.

Mr. Wentz added, “We continue to execute our strategy in North America by working to strengthen our sales force, advance our personalization and marketing strategy, and implement incentive plans specifically for North America. We remain optimistic that we will begin to see traction in this region beginning as early as the fourth quarter of this year. Additionally, with the opening of our France and Belgium markets at the end of the quarter, our Associates in North America have an increased opportunity to expand their businesses in Europe.”

The Company continued its successful track record of generating meaningful levels of cash from operations and ended the quarter debt-free with approximately $71 million in cash and cash equivalents. Cash generated from operations totaled $22.6 million for the quarter.

Outlook

The Company provided the following updated financial outlook for 2012:

  Consolidated net sales between $610 million and $625 million, versus previous outlook of $600 million and $615 million.
  Earnings per share between $3.60 and $3.70, versus previous outlook of $3.35 and $3.45.

Chief Financial Officer Doug Hekking commented, “In light of our strong first quarter performance, we are raising our financial outlook for fiscal 2012. As we continue to generate leverage in our operating model, we expect our operating margin to be higher on a year-over-year basis.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, April 25, 2012 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France and Belgium. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	2-Apr-11	31-Mar-12

Net sales	$143,566	$154,120
Cost of sales	25,662	27,217
Gross profit	117,904	126,903

Operating expenses
Associate incentives	64,807	68,009
Selling, general and administrative	35,870	38,032

Earnings from operations	17,227	20,862

Other income (expense)	101	132
Earnings before income taxes	17,328	20,994

Income taxes	5,978	7,243

NET EARNINGS	$11,350	$13,751

Earnings per share - diluted	$0.70	$0.90
Weighted average shares outstanding - diluted	16,217	15,288

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
	31-Dec-11	31-Mar-12

ASSETS
Current Assets
Cash and cash equivalents	$50,353	$71,164
Inventories	36,968	35,286
Other current assets	18,738	18,884
Total current assets	106,059	125,334

Property and equipment, net	60,754	61,188
Goodwill	17,740	17,776
Intangible assets, net	42,637	42,495
Deferred income taxes	11,033	11,248
Other assets	6,273	6,471
Total assets	$244,496	$264,512

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$7,952	$7,572
Other current liabilities	51,744	54,817
Total current liabilities	59,696	62,389

Other long-term liabilities	942	901
Deferred income taxes	9,948	10,160
Stockholders' equity	173,910	191,062
Total liabilities and stockholders' equity	$244,496	$264,512

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	2-Apr-11		31-Mar-12
Region

North America	60,021	41.8%	58,632	38.1%

Asia Pacific

Southeast Asia/Pacific	24,694	17.2%	32,252	20.9%

Greater China	52,111	36.3%	56,635	36.7%

North Asia	6,740	4.7%	6,601	4.3%

Asia Pacific Total	83,545	58.2%	95,488	61.9%

Total	$143,566	100.0%	$154,120	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	2-Apr-11		31-Mar-12
Region

North America	83,000	39.0%	77,000	35.1%

Asia Pacific

Southeast Asia/Pacific	40,000	18.8%	51,000	23.3%

Greater China	82,000	38.5%	83,000	37.9%

North Asia	8,000	3.7%	8,000	3.7%

Asia Pacific Total	130,000	61.0%	142,000	64.9%

Total	213,000	100.0%	219,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	2-Apr-11		31-Mar-12
Region

North America	55,000	78.6%	53,000	79.1%

Asia Pacific

Southeast Asia/Pacific	6,000	8.6%	6,000	9.0%

Greater China	8,000	11.4%	7,000	10.4%

North Asia	1,000	1.4%	1,000	1.5%

Asia Pacific Total	15,000	21.4%	14,000	20.9%

Total	70,000	100.0%	67,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations